UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

February 18, 2013

Date of Report

(Date of earliest event reported)

HARMONIC INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-25826	77-0201147
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification Number)

4300 North First Street

San Jose, CA 95134

(408) 542-2500

(Address, including zip code, and telephone number, including area code,

of Registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 8.01	Other Event

Item 9.01	Financial Statements and Exhibits

SIGNATURES

Item 1.01	Entry into a Material Definitive Agreement

On February 18, 2013, Harmonic Inc. (“Harmonic” or the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Aurora Networks, Inc. (“Aurora”), pursuant to which Aurora would acquire the cable access HFC business (the “Business”) of Harmonic (the “Acquisition”). The Acquisition includes the acquisition of select assets, and the assumption of select liabilities, related to the Business.

Under the terms of the Purchase Agreement, Aurora will pay $46 million in cash in the Acquisition.

Harmonic and Aurora have made customary representations, warranties and covenants in the Purchase Agreement, including covenants regarding Harmonic’s operation of the Business prior to the closing of the Acquisition. The Purchase Agreement also provides for bilateral indemnification, following the closing of the Acquisition, by Harmonic and Aurora with respect to breaches of certain representations or warranties, breaches of covenants and certain specified matters.

The acquisition is subject to customary closing conditions. The Purchase Agreement may be terminated by either Harmonic or Buyer under certain specified circumstances, including if the Acquisition is not consummated prior to March 29, 2013. The transaction is expected to close in the first quarter of 2013.

There are no material relationships between Harmonic or its affiliates and Buyer, other than with respect to the Purchase Agreement.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the complete terms and conditions of the Purchase Agreement, which will be filed with the Company’s Quarterly Report on Form 10-Q for the first fiscal quarter of 2013.

Item 8.01	Other Event

On February 19, 2013, Harmonic announced that its board of directors had approved an increase to the Company’s ongoing share repurchase program to include the net, after-tax cash proceeds from the sale of its cable access HFC business to Aurora. Those proceeds are expected to be approximately $35 million. This increase in the share repurchase program is contingent upon the closing of the sale of the Business, and such repurchases may be made from time to time subject to pre-determined price/volume guidelines established by the board of directors.

As part of the share repurchase program, shares may be purchased in open market transactions or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The timing, manner, price and amount of any repurchases will be determined in the Company’s discretion, and the share repurchase program may be suspended, terminated or modified at any time for any reason. The repurchase program does not obligate the Company to acquire any specific number of shares, and all open market repurchases will be made in accordance with Exchange Act Rule 10b-18, which sets certain restrictions on the method, timing, price and volume of open market stock repurchases.

Forward Looking Statements

Item 1.01 above contains forward-looking statements regarding Harmonic’s expectations concerning the projected closing of the sale of our cable access HFC business to Aurora. The statements are based upon management’s current expectations, may not materialize as planned and are subject to risks and uncertainties, including, but not limited to, the possibility that the sale of the Business will not close or will be delayed and potential post-closing claims for indemnification in connection with the sale.

Item 8.01 above contains forward-looking statements about Harmonic’s common stock repurchase program, including the increase in the maximum dollar amount of common stock that may be purchased under the program, how a portion of the purchases will be funded and a condition to such funding, and how the Company may affect the repurchases. The statements are based on management’s current expectations, estimates and projections, are not guarantees of future performance, and are subject to certain risks, uncertainties and other factors, some of which are beyond the Company’s control and are difficult to predict, including, but not limited to, potential changes in the market price of the Company’s common stock, the risk that the sale of the Business does not close, and changes in the Company’s operating results, financial condition and cash requirements.

The forward-looking statements contained in this Form 8-K are also subject to other risks and uncertainties, including those more fully described in Harmonic’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended September 28, 2012. The forward-looking statements in this Form 8-K are based on the information available to the Company as of the date hereof, and Harmonic disclaims any obligation to update any forward-looking statements.

and changes in the Company’s operating results, financial condition and cash requirements. One should not place undue reliance on these forward-looking statements, which speak only as of the date of this report. Harmonic undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press release of Harmonic Inc., issued on February 19, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 21, 2013	HARMONIC INC.

	By:	/s/ Carolyn V. Aver
Carolyn V. Aver
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release of Harmonic Inc., issued on February 19, 2013